Exhibit 99.1

UTC REPORTS DOUBLE DIGIT FOURTH QUARTER EPS INCREASE; FULL YEAR

EARNINGS UP 18 PERCENT TO $5.52 PER SHARE WITH CASH FLOW FROM

OPERATIONS OF $3.7 BILLION; 2005 OUTLOOK AFFIRMED

HARTFORD, Conn., January 21, 2005 – United Technologies Corp. (NYSE:UTX) today reported fourth quarter 2004 earnings per share of $1.29 and net income of $650 million, both up 11 percent from the year ago quarter. Consolidated revenues increased 15 percent to $9.8 billion, reflecting organic growth of 6 percent, the addition of the Linde commercial refrigeration business and the continuing benefit of foreign exchange.

Full year earnings per share of $5.52 and net income of $2.8 billion were both 18 percent higher than 2003 results. Revenues increased 21 percent to $37.4 billion, including 8 points of organic growth and the benefit of acquisitions.

Cash flow from operations was $858 million in the quarter, including $347 million in voluntary contributions to pension plans globally. Capital expenditures were $344 million. For the year, cash flow from operations was $3.7 billion, including $906 million in voluntary pension contributions. After capital expenditures of $795 million, cash flow exceeded net income. Share repurchases totaled nearly $1 billion for the year.

“These were exceptional results in 2004,” said Chairman and Chief Executive Officer George David. “Organic revenue growth of 8 percent reflected good conditions and favorable market share trends in many of our markets worldwide. Cost reductions continued and offset higher R&D expenditures, significantly higher commodity costs, pension and healthcare expense headwinds, and the roll-in impacts of lower margin rates in the Chubb and Linde businesses. Several favorable items funded more than $600 million in restructuring actions which will strengthen earnings in 2005 and beyond. Cash flow again exceeded net income, even after more than $900 million in voluntary contributions to our pension plans globally.”

“Altogether, it was a great year.” David continued. “We have momentum going into 2005 and confirm expectations of earnings per share growth of 10-15 percent and cash flow after capital expenditures again in the range of net income before pension contributions.”

Fourth quarter results include restructuring costs and favorable items of $0.22 and $0.14 per share, respectively. Foreign currency translation added $.04 to earnings per share in the quarter.

For the year, restructuring costs totaled $632 million and exceeded the impact of favorable items. Additional favorable items are anticipated in 2005 to offset costs from 2004 restructuring actions and additional actions likely in 2005.

As previously disclosed, the company will include stock option expense in 2005 reported results and restate prior reporting periods for comparability in accordance with recently issued accounting standards on stock based compensation. Stock option expense is not included in 2004 reported results. Such expense was $0.23 per share in 2004 with a similar amount expected for 2005. Including stock option expensing, UTC’s 10-15 percent growth expectation for 2005 translates to an earnings per share range of $5.85 to $6.10.

The accompanying tables include information integral to assessing the company’s financial position, operating performance, and cash flow.

United Technologies Corp., based in Hartford, Connecticut, is a diversified company that provides a broad range of high technology products and support services to the building systems and aerospace industries.

This release is supplemented by presentation materials that are available on UTC’s website at www.utc.com, and includes “forward looking statements” concerning expected revenue, earnings, cash flow and other matters that are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the health of the global economy; strength of end market demand in building construction and in both the commercial and defense segments of the aerospace industry; fluctuation in commodity prices, interest rates, foreign currency exchange rates, and the impact of weather conditions; and company specific items including the availability and impact of acquisitions, the rate and ability to effectively integrate these acquired businesses, the ability to achieve cost reductions at planned levels, and the outcome of legal proceedings. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, see UTC’s SEC filings as submitted from time to time, including but not limited to, the information in the “Business” section of UTC’s Annual Report on Form 10-K, the information included in UTC’s 10-K and 10-Q Reports under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the information included in Current Reports on Form 8-K.

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United Technologies Corporation

Condensed Consolidated Statement of Operations

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)	(Audited)
(Millions, except per share amounts)	2004	2003	2004	2003
Revenues	$9,838	$8,588	$37,445	$31,034

Cost and Expenses
Cost of goods and services sold	7,183	6,310	27,221	22,508
Research and development	339	251	1,256	1,027
Selling, general and administrative	1,235	1,100	4,498	3,654

Operating Profit	1,081	927	4,470	3,845
Interest expense	96	96	363	375

Income before income taxes and minority interests	985	831	4,107	3,470

Income taxes	(275)	(202)	(1,085)	(941)
Minority interests	(60)	(41)	(234)	(168)

Net Income	$650	$588	$2,788	$2,361

Earnings Per Share of Common Stock
Basic	$1.31	$1.21	$5.62	$4.93
Diluted	$1.29	$1.16	$5.52	$4.69

Average Shares
Basic	495	484	496	474
Diluted	504	507	505	503

As described on the following pages, consolidated results for the years and quarters ended December 31, 2004 and 2003 include restructuring and related charges and favorable items.

United Technologies Corporation

Segment Revenues and Operating Profit

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)	(Audited)
(Millions)	2004	2003	2004	2003
Revenues

Otis	$2,431	$2,210	$8,999	$7,927
Carrier	2,702	2,196	10,636	9,246
Chubb	773	720	2,881	1,136
Pratt & Whitney	2,169	1,967	8,303	7,505
Hamilton Sundstrand	1,082	981	3,928	3,605
Sikorsky	644	617	2,506	2,184

Segment Revenues	9,801	8,691	37,253	31,603
Eliminations and other	37	(103)	192	(569)

Consolidated Revenues	$9,838	$8,588	$37,445	$31,034

Operating Profit

Otis	$410	$377	$1,504	$1,377
Carrier	127	93	879	911
Chubb	36	35	138	55
Pratt & Whitney	297	299	1,143	1,125
Hamilton Sundstrand	160	171	610	582
Sikorsky	54	55	213	203

Segment Operating Profit	1,084	1,030	4,487	4,253
Eliminations and other	71	(34)	262	(174)
General corporate expenses	(74)	(69)	(279)	(234)

Consolidated Operating Profit	$1,081	$927	$4,470	$3,845

As described on the following page, consolidated results for the years and quarters ended December 31, 2004 and 2003 include restructuring and related charges and favorable items.

United Technologies Corporation

Consolidated Operating Profit

Consolidated operating profit for the quarters and years ended December 31, 2004 and 2003 includes restructuring and related charges as follows:

	Quarter Ended December 31		Year Ended December 31
	2004	2003	2004	2003
Restructuring and Related Charges
Otis	$27	$47	$144	$65
Carrier	39	65	241	65
Chubb	—	—	—	—
Pratt & Whitney	55	13	152	19
Hamilton Sundstrand	36	10	71	23
Sikorsky	1	—	9	—

Segment Operating Profit	158	135	617	172
Corporate Expense	—	—	—	—
Eliminations and Other	1	3	15	10

Consolidated Operating Profit	$159	$138	$632	$182

Consolidated results for the quarters and years ended December 31, 2004 and 2003 include the following favorable items:

2004

•	Q1: $250 million payment from DaimlerChrysler in consideration for the Corporation’s release of certain commitments made by DaimlerChrysler in support of MTU Aero Engines GmBH (included in eliminations and other).

•	Q2: interest income of approximately $125 million, pre-tax (included in eliminations and other), and a favorable income tax adjustment of approximately $80 million after-tax (included in income taxes), both resulting from the settlement of the 1986 to 1993 U.S. Federal tax audits.

•	Q4: approximately $100 million of income relating to the disposition of an interest in a joint venture and finalization of the interest related to the 1986 to 1993 U.S. Federal tax audits (included in eliminations and other).

2003

•	Q4: $50 million non-cash gain at Otis resulting from an exchange of equity interests and a lower effective tax rate (24.3%), largely reflecting a tax loss on a non-core business at Carrier.

United Technologies Corporation

Condensed Consolidated Balance Sheet

	December 31, 2004	December 31, 2003
(Millions)	(Unaudited)	(Audited)
Assets
Cash and cash equivalents	$2,265	$1,623
Accounts receivable, net	6,315	5,187
Inventories and contracts in progress, net	5,006	4,420
Other current assets	1,936	1,760

Total Current Assets	15,522	12,990

Fixed assets, net	5,231	5,080
Goodwill, net	10,111	9,329
Intangible assets, net	2,016	1,895
Other assets	7,155	5,980

Total Assets	$40,035	$35,274

Liabilities and Shareowners’ Equity
Short-term debt	$1,360	$1,044
Accounts payable	3,490	2,612
Accrued liabilities	8,097	7,265

Total Current Liabilities	12,947	10,921

Long-term debt	4,231	4,257
Other liabilities	7,939	7,680

Minority interest in subsidiary companies	910	709

Shareowners’ Equity:
Common Stock	6,903	6,314
Treasury Stock	(6,312)	(5,335)
Retained Earnings	14,569	12,527
Accumulated other non-shareowners’ changes in equity	(1,152)	(1,799)

	14,008	11,707

Total Liabilities and Shareowners’ Equity	$40,035	$35,274

Debt Ratios:
Debt to total capitalization	29%	31%
Net debt to net capitalization	19%	24%

United Technologies Corporation

Condensed Statement of Cash Flows

	Quarter Ended December 31,		Year Ended December 31,
	(Unaudited)		(Unaudited)	(Audited)
(Millions)	2004	2003	2004	2003
Operating Activities
Net Income	$650	$588	$2,788	$2,361
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	234	229	978	799
Deferred income taxes and minority interest	51	57	443	422
Changes in working capital	190	185	(87)	56
Voluntary contributions to pension plans	(347)	(259)	(906)	(994)
Other, net	80	(2)	483	231

Net Cash Provided by Operating Activities	858	798	3,699	2,875

Investing Activities
Capital expenditures	(344)	(208)	(795)	(530)
Acquisitions and disposal of businesses, net	(714)	(23)	(1,048)	(1,082)
Other, net	86	46	81	(149)

Net Cash Used in Investing Activities	(972)	(185)	(1,762)	(1,761)

Financing Activities
Increase (decrease) in borrowings, net	301	(215)	42	(806)
Dividends paid on Common Stock	(164)	(164)	(660)	(533)
Repurchase of Common Stock	(304)	(100)	(992)	(401)
Other, net	105	22	208	44

Net Cash Used in Financing Activities	(62)	(457)	(1,402)	(1,696)

Effect of foreign exchange rates	101	46	107	125

Net (decrease) increase in Cash and cash equivalents	(75)	202	642	(457)

Cash and cash equivalents - beginning of period	2,340	1,421	1,623	2,080

Cash and cash equivalents - end of period	$2,265	$1,623	$2,265	$1,623

United Technologies Corporation

Notes to Condensed Consolidated Financial Statements

(1)	Certain reclassifications have been made to prior year amounts to conform to current year presentation.

(2)	Debt to total capitalization equals total debt divided by total debt plus equity. Net debt to net capitalization equals total debt less cash and cash equivalents divided by total debt plus equity less cash and cash equivalents.

(3)	Organic growth represents the total reported revenue increase within the Corporation’s ongoing businesses less the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and significant non-recurring items. Non-recurring revenues that are not included in organic growth in 2004 include approximately $170 million of interest income associated with the tax settlement, an approximate $60 million non-cash gain associated with the disposition of an interest in a joint venture and the first quarter contract related gain of $250 million.